U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

NOMATTERWARE INC.

(Exact name of small business issuer

as specified in its charter)
NEVADA	77-0426995
(State or other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

Suite 500, 2710 - 17th Avenue, S.E.

CALGARY, ALBERTA, CANADA T2A 0P6

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered: Name of each exchange on which each class is to be registered:

None None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ X ]

Securities Act registration statement file number to which this form relates: 333-43148

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Cactus shareholders are governed by Cactus' Articles of Incorporation, as currently in effect, and Cactus' Bylaws, both of which adhere to the requirements of Nevada law as stipulated in the Nevada Business Corporation Act (the "Nevada Act"). Cactus has one class of common stock, of which there are 100,000,000 authorized shares of voting common stock, $.001 par value.

The board of directors of Cactus may, from time to time at any regular or special meeting, declare and may pay dividends on its outstanding shares in the manner, and upon the terms and conditions provided by law and the Articles of Incorporation. Dividends may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds available for dividends such sum as the directors of Cactus think proper as a reserve or reserves to meet contingencies or for such other purpose as the directors shall think conducive to the interests of the corporation.

At any Cactus meeting, only business specified in the notice of the meeting or otherwise directed by the board of directors may be transacted. As a shareholder of Cactus, each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of the shareholders. At all meetings of shareholders of Cactus, a shareholder may vote in person or by proxy executed in writing by the shareholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting. Under Nevada law, no such proxy is valid after the expiration of 6 months from the date of its creation. A majority of the outstanding shares of Cactus entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders.

ITEM 2. EXHIBITS

*2.1 Agreement and Plan of Merger, dated as of April 1, 2000, between Cactus Spina, Inc., and NoMatterWare, Inc.

*3.1 Articles of Incorporation of Cactus Spina, Inc.

*3.2 Bylaws of Cactus Spina, Inc.

*4.1 Text of Common stock Certificate for Cactus Spina, Inc. (renamed NoMatterWare, Inc.)

*Incorporated by reference to the Exhibits filed with Cactus Spina Inc.'s Registration Statement on Form S-4 filed with the SEC on August 7, 2000, file number 333-43148.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NOMATTERWARE INC.

Formerly known as: CACTUS SPINA INC

Date: November 1, 2001

By:/s/ Brad Churchill
Name: Brad Churchill, President/Treasurer